                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                            (Amendment No.   2  )*
                                          ------



                         SPEEDFAM INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)



                          COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   847706108
                  -------------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-----------------------                                  ---------------------
  CUSIP NO.  847706108              13G                    Page 2 of 4 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James N. Farley

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,798,890
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,798,890

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,798,890
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      13.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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Item 1.

     (a) Name of Issuer

            SPEEDFAM INTERNATIONAL, INC.

     (b) Address of Issuer's Principal Business Offices

            7406 West Detroit
            Chandler, AZ  85226

Item 2.

     (a) Name of Person Filing

            James N. Farley

     (b) Address of Principal Business Office or, if none, Residence

            7406 West Detroit
            Chandler, AZ  85226

     (c) Citizenship

            U.S.A.

     (d) Title of Class of Securities

            Common Stock, no par value

     (e) CUSIP Number

            847706108


Item 3.   Type of Reporting Person

            Not Applicable


Item 4.   Ownership as of February 28, 1997

     (a) Amount Beneficially Owned

            1,798,890

     (b) Percent of Class

            13.6%

     (c) Number of shares as to which such person has:

        (i) sole power to vote or to direct the vote

                 1,798,890*

        (ii) shared power to vote or to direct the vote

                 None

        (iii)  sole power to dispose or to direct the disposition of

                 1,798,890*

        (iv) shared power to dispose or to direct the disposition of

                 None

*Excludes (i) 1,085,025 shares beneficially owned by Nancy J. Farley (Mr. Farley's spouse), (ii) 662,780 shares beneficially owned by the Makoto Kouzuma Trust, a revocable trust, of which Mr. Farley serves as co-trustee, and (iii) 232,380 shares owned by the SpeedFam Employees Profit Sharing Trust, of which Mr. Farley serves as co-trustee. Mr. Farley disclaims beneficial ownership of all shares referred to in (i) through (iii) above.

Item 5.   Ownership of Five Percent or Less of a Class

             Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

             Not Applicable

Item 8.   Identification and Classification of Members of the Group

             Not Applicable

Item 9.   Notice of Dissolution of Group

             Not Applicable

Item 10.  Certification

             Not Applicable



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              March 10, 1997
                                   -----------------------------------
                                                  Date


                                          /s/ James N. Farley
                                   -----------------------------------
                                                Signature


                                             James N. Farley
                                   -----------------------------------
                                                   Name